SG Cowen Series Fund, Inc.
Securities Act File No.333-40327
Investment Company Act File No. 811-08487

Gentlemen:

     You have requested that, as counsel to SG Cowen Series Funds, Inc., (the "Fund"), I render an opinion in connection with the filing by the fund of a notice required by Rule 24f-2 under the Investment Company Act of 1940 (the "Notice") for the Fund's fiscal year ended November 30, 1999. The Notice states that, during the fiscal year ended November 30, 1999 the Fund had net sales of $1,042,501 worth of its shares of common stock, $.01 par value per share (the "Shares"). The Notice also states that the aggregate public offering price of shares sold was $1,042,501 (including $129,888 worth of shares issued upon automatic reinvestment of dividends), and an aggregate of $5,491,773 worth of Shares were redeemed during the fiscal year. As stated in the Notice, all of the Shares were sold in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     I have examined the Fund's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors, and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined certain other documents, papers, statutes and authorities as I have deemed necessary to form a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, and assuming that all of the Shares were sold in acccordance with the terms of the Fund's Prospectus in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid and non-assessable by the Fund.

                                       Very truly yours,

                                       /s/ Rodd M. Baxter
                                       Rodd M. Baxter

                                       SG Cowen Asset Management
                                       1221 Avenue of the Americas
                                       8th Floor - Legal Department
                                       New York, New York 10020